Exhibit 99.2

Donna Karan International Inc.
Index
Nine Months Ended September 30, 2016 and 2015

Page(s)

Unaudited Interim Consolidated Financial Statements

Unaudited Consolidated Statements of Operations and Comprehensive Loss	2

Unaudited Consolidated Balance Sheets	3

Unaudited Consolidated Statements of Cash Flows	4

Unaudited Consolidated Statements of Stockholder’s Equity	5

Notes to Unaudited Consolidated Interim Financial Statements	6–15

Donna Karan International Inc.

Consolidated Statements of Operations and Comprehensive Loss
Nine Months Ended September 30, 2016 and 2015 (Unaudited)

	Nine Months Ended September 30,
(U.S. dollars in thousands)	2016	2015
Net revenue	$191,643	$383,623
Cost of goods sold	118,076	242,908
Gross profit	73,567	140,715
Selling, general and administrative	119,024	153,612
Restructuring charges	12,739	35,886
Operating loss	(58,196)	(48,783)
Other income (loss)	74	(5)
Foreign currency transaction loss	(3,966)	(880)
Interest expense, net	919	731
Loss before income taxes	(63,007)	(50,399)
Income tax expense	1,249	9,336
Net loss	$(64,256)	$(59,735)

Other comprehensive income
Foreign currency translation adjustments	$2,367	$287
Other comprehensive income	2,367	287
Comprehensive loss	$(61,889)	$(59,448)

The accompanying notes are an integral part of these consolidated financial statements.

2

Donna Karan International Inc.

Consolidated Balance Sheets
As of September 30, 2016, December 31, 2015 and September 30, 2015 (Unaudited)

(U.S. dollars in thousands)	September 30, 2016	December 31, 2015	September 30, 2015
Assets
Current assets
Cash and cash equivalents	$1,602	$3,100	$3,041
Accounts receivable, net of allowances for doubtful accounts, estimated sales returns and other allowances of $10,755, $21,192 and $20,758 as of September 30, 2016, December 31, 2015 and September 30, 2015, respectively	8,707	18,568	30,726
Inventories, net	31,730	34,170	61,556
Derivative assets	133	2,001	876
Prepaid expenses	5,878	7,404	6,662
Other current assets	1,165	510	338
Total Current assets	49,215	65,753	103,199
Property and equipment, net	20,909	19,423	22,152
Other assets	1,184	1,237	1,250
Goodwill and intangible assets	363,965	363,965	363,965
Deferred tax long-term	120	74	148
Total Assets	$435,393	$450,452	$490,714
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	39,880	36,799	57,418
Accrued expenses and other current liabilities	17,983	27,697	26,929
Due to Parent and affiliates, net	112,085	60,559	66,748
Income taxes payable	48	629	434
Derivative liabilities	302	379	234
Total Current liabilities	170,298	126,063	151,763
Deferred tax liabilities	125,287	125,218	123,735
Other non-current liabilities	25,738	25,440	27,179
Total Liabilities	$321,323	$276,721	$302,677

Commitments and contingencies (Note 12)

Stockholder’s Equity
Common stock (6,000 shares authorized, issued and outstanding at September 30, 2016, December 31, 2015 and September 30, 2015 at $0.01 par value)	-	-	-
Preferred stock (1,000 shares authorized, issued and outstanding at September 30, 2016, December 31, 2015 and September 30, 2015 at $0.01 par value)	-	-	-
Additional paid-in capital	697,738	695,510	695,330
Retained earnings	(590,216)	(525,960)	(510,846)
Accumulated other comprehensive income	6,548	4,181	3,553
Total Stockholder’s Equity	$114,070	$173,731	$188,037
Total Liabilities and Stockholder’s Equity	$435,393	$450,452	$490,714

The accompanying notes are an integral part of these consolidated financial statements.

3

Donna Karan International Inc.

Consolidated Statements of Cash Flows

Nine Months Ended September 2016 and 2015 (Unaudited)

(U.S. dollars in thousands)	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net loss	$(64,256)	$(59,735)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,253	10,465
Loss on disposal of Property and equipment	629	2,947
Deferred taxes	23	5,881
Fair value remeasurement of Derivatives	1,792	3,201
Contributions from Parent and affiliates	2,228	590
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable, net	9,861	13,212
Decrease (increase) in Inventories, net	2,440	(11,684)
Decrease (increase) in Prepaid expenses	1,527	(240)
Decrease (increase) in Other current assets	(655)	802
Decrease (increase) in Other assets	54	63
Increase (decrease) in Accounts payable	3,081	(842)
Increase (decrease) in Accrued expenses and other liabilities	(9,714)	12,565
Increase (decrease) in all other operating activities, net	2,661	11,546
Increase (decrease) in Income taxes, net	(581)	434
Net cash (used in) operating activities	$(44,657)	$(10,795)

Cash flows from investing activities:
Additions to Property and equipment	(8,367)	(6,969)
Net cash (used in) investing activities	$(8,367)	$(6,969)

Cash flows from financing activities:
Increase in (repayment of) Borrowings from Parent and affiliates	-	(3,022)
Net financing activities with Parent and affiliates	51,526	17,962
Net cash provided by financing activities	$51,526	$14,940

Net increase (decrease) in Cash and cash equivalents	(1,498)	(2,824)
Cash and cash equivalents at beginning of period	3,100	5,865
Cash and cash equivalents at end of period	$1,602	$3,041
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$-	$-
Income taxes	$1,150	$338

The accompanying notes are an integral part of these consolidated financial statements.

4

Donna Karan International Inc.

Consolidated Statements of Stockholder’s Equity

Nine Months Ended September 30, 2016 and 2015 (Unaudited)

(U.S. dollars in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholder’s Equity
Balance at December 31, 2014	$-	$-	$694,740	$(451,111)	$3,266	$246,895
Net loss	-	-	-	(59,735)	-	(59,735)
Other comprehensive income	-	-	-	-	287	287
Contribution from Parent and affiliates	-	-	590	-	-	590
Balance at of September 30, 2015	$-	-	$695,330	$(510,846)	$3,553	$188,037

Balance at of December 31, 2015	$-	$-	$695,510	$(525,960)	$4,181	$173,731
Net loss	-	-	-	(64,256)	-	(64,256)
Other comprehensive income	-	-	-	-	2,367	2,367
Contribution from Parent and affiliates	-	-	2,228	-	-	2,228
Balance at of September 30, 2016	$-	$-	$697,738	$(590,216)	$6,548	$114,070

The accompanying notes are an integral part of these consolidated financial statements.

5

Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

1.	Basis of Presentation

Description of Company

The consolidated financial statements present the assets, liabilities, revenues and expenses related to Donna Karan International Inc. (“DKI” or the “Company”). DKI is wholly owned by its ultimate parent company, LVMH Moet Hennessey Louis Vuitton S.E. (the “Parent” or “LVMH”). DKI engages in the design, marketing, and sale of apparel, accessories and shoes.

DKI’s corporate offices are in the U.S. and has operations in Canada, Holland, Hong Kong, Ireland, Italy, and the United Kingdom.

Basis of Presentation

The consolidated financial statements have been prepared on a standalone basis and are presented in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The consolidated financial statements have been derived from the accounting records of the Parent and reflect the historical results of operations, financial position and cash flows of the Company.

On July 22, 2016, the Parent entered into a definitive agreement to sell the Company to G-III Apparel Group Ltd. (“G-III”) (the “Agreement”). Pursuant to the terms of the Agreement, certain assets and liabilities of the Company are excluded from the transaction (“The Excluded Assets and Liabilities”), which primarily relate to certain leases. The Excluded Assets and Liabilities have been included in the basis of presentation of the Interim Consolidated Financial Statements.

The Company has experienced net losses of $64.3 million for the nine months ended September 30, 2016, and shows negative cash flow from operations for the nine months ended September 30, 2016 and 2015. During the periods presented, the Parent has provided significant funding to support the restructuring activities in 2015 and 2016, and other operating activities. The Parent will continue to fund the operating activities of the Company until the closing of the transaction with G-III.

The Parent uses a centralized approach to cash management under which cash deposits are transferred to the Parent on a daily basis and are pooled with other LVMH entities. The centralized approach to cash management was necessary to enable the Company to meet its liquidity needs. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been a standalone business separate from LVMH for the periods presented. The Company’s cash and short term borrowings balances related to the central pooling arrangement are reflected in Due to Parent and affiliates and Borrowings from Parent and affiliates within the Interim Consolidated Financial Statements.

The Parent provides certain services, such legal, tax accounting, human resources, employees’ benefits and other support services on behalf of the Company. These costs have been allocated to the Company on a specific identification basis or on a percentage of Net revenue. Refer to Note 6 Related Party Transactions for further information on expenses allocated by the Parent and its affiliates to the Company.

For the purpose of these interim consolidated financial statements, income taxes have been calculated using the separate return method. See Note 10, “Income Taxes” for further information.

The historical financial results in the Interim Consolidated Financial Statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented. In the opinion of management, the assumptions underlying the historical consolidated financial statements of the Company, including the basis on which the expenses have been allocated from the Parent and other members of LVMH, are reasonable.

However, the allocations may not reflect the expenses that the Company may have incurred as an independent, stand-alone company for the periods presented.

6

Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

Principles of Consolidation

The interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intracompany transactions and balances between and among the Company and its subsidiaries have been eliminated.

Interim Period Presentation

The Interim Consolidated Financial Statements and notes thereto are unaudited and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments considered necessary for a fair statement of the Company’s results of operations, financial position and cash flows. The results reported in these consolidated financial statements should not be considered as necessarily indicative of the results that may be expected for the entire year. The Consolidated Balance Sheet at December 31, 2015 was derived from audited annual financial statements, but does not contain all of the footnote disclosures from the annual financial statements. These interim consolidated financial statements should be read in conjunction with the Consolidated Financial Statements as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015 and the related notes thereto.

2.	Significant Accounting Policies

See Note 2, Significant Accounting Policies, in the Consolidated Financial Statements as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015 for information on the significant accounting policies, which have been applied in the same manner in preparing the Interim Consolidated Financial Statements.

3.	Inventories, net

Inventories, net consists of:

(U.S. dollars in thousands)	September 30, 2016	December 31, 2015	September 30, 2015
Finished goods	$36,720	$38,109	$59,419
Raw materials and work-in-process	3,021	2,504	7,193
Gross inventory	39,741	40,613	66,612
Allowance for obsolescence	(8,011)	(6,443)	(5,056)
Inventories, net	$31,730	$34,170	$61,556

As of September 30, 2016, December 31, 2015 and September 30, 2015, finished goods inventory primarily consisted of apparel, accessories and shoe merchandise. As of September 30, 2016, December 31, 2015, and September 30, 2015, raw materials and work-in-process inventory primarily consisted of fabric.

7

Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

4.	Property and Equipment, net

Property and equipment, net consists of:

(U.S. dollars in thousands)		September 30, 2016	December 31, 2015	September 30, 2015
Furniture and fixtures	5 years	$35,840	$38,516	$40,052
Computer equipment	3-5 years	25,854	25,263	24,858
In-store shop displays	2-4 years	11,428	10,655	20,827
Leasehold improvements	The lower of the lease term or up to 7 years	51,978	59,235	61,666
Subtotal		125,100	133,669	147,403
Less: accumulated depreciation		104,191	114,246	125,251
Property and Equipment, net		$20,909	$19,423	$22,152

The Company wrote off $25.2 million and $1.9 million of fixed assets in the nine months ended September 30, 2016 and 2015, respectively, which were fully depreciated at the time of the write-off.

Depreciation expense was $6.3 million and $10.5 million for the nine months ended September 30, 2016 and 2015, respectively.

5.	Goodwill and Intangible Assets

Goodwill and intangible assets consist of:

	September 30,	December 31,	September 30,
(U.S. dollars in thousands)	2016	2015	2015
Unamortized intangible assets
Goodwill-Gross	$230,873	$230,873	$230,873
Less: Accumulated impairment	197,150	197,150	197,150
Goodwill, net	$33,723	$33,723	$33,723

Trademarks and Licenses	330,242	330,242	330,242
Goodwill and intangible assets, net	$363,965	$363,965	$363,965

Goodwill represents the excess of the purchase price over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method. Goodwill has been allocated to the reporting units based upon the relative fair values of the reporting units.

The Company reviews and tests its goodwill and intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may be impaired. The Company estimates the fair value of its reporting units and indefinite-lived intangible assets at each testing date using a discounted cash flow analysis.

The discounted cash method, a level 3 fair value measurement, requires that certain assumptions and estimates be made regarding industry and economic factors and future profitability.

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

The Company did not recognize any goodwill impairment for the nine months ended September 30, 2016 and 2015.

The Company also performs an impairment test of its indefinite -lived intangible assets as of the fiscal year-end and more frequently if events or circumstances indicate that the assets may be impaired. The Company did not recognize any impairment on its indefinite lived trademarks for the nine months ended September 30, 2016 and 2015.

6.	Related Party Transactions

Related Party Revenue

The Company recorded $0.3 million and $0.2 million of revenues related to administrative and professional services to affiliates for the nine months ended September 30, 2016 and 2015 recorded in Other income within the Interim Consolidated Statements of Operations and Comprehensive Loss.

Related Party Receivables and Payables

The table below presents related party receivables and payables:

(U.S. dollars in thousands)	September 30, 2016	December 30, 2015	September 30, 2015
Due from Parent and affiliates
Operating receivables from Parent and affiliates(1)	$2	$2	$2
Due to Parent and affiliates
Operating payables to Parent and affiliates(1)	$112,087	$60,561	$66,750
Due to Parent and affiliates, net	$112,085	$60,559	$60,748

(1)	Operating receivables and payables mainly consisted of cash pooling and other financing arrangements with the Parent and affiliates. These balances are classified as financing activities within the Consolidated Statements of Cash Flows.

Expense Allocations

The Parent provides certain services, such as legal, tax accounting, human resources, employees’ benefits and other support services on behalf of the Company. These costs have been allocated to the Company on a specific identification basis or on a percentage of Net revenue. Management believes the assumptions underlying the Interim Consolidated Financial Statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the Interim Consolidated Financial Statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect the results of operations, balance sheets and cash flows had it been a stand-alone business during the periods presented. The Company has recorded expenses allocated from the Parent of $7.9 million and $11.4 million in the nine months ended September 30, 2016 and 2015, respectively. These costs are included within Selling, general and administrative expenses within the Interim Consolidated Statement of Operations and Comprehensive Loss.

Borrowings from the Parent

On July 21, 2014 the Company entered into a $3.0 million unsecured 6-month loan arrangement with an affiliate, LVMH Finance Belgique SA (“LFB”), at an interest rate of 2.1%. On January 15, 2015 the Company renewed the

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

loan for $2.9 million at an interest rate of 2.1% for an additional 6 months. The loan was settled by the Company on July 25, 2015.

Related Party Interest Expense

Historically, the Company has had access to funding provided by the Parent and its affiliates. The Company used this funding provided by the Parent and its affiliates to meet its funding requirements after taking into account the cash generated from its operations. The Company recorded related party interest expense on the cash pool and short-term borrowings on the Interim Consolidated Statements of Operations and Comprehensive Loss. Interest cost is charged to the Company from the Parent’s centralized treasury function based on the fixed and floating rates on the Parent’s third-party debt, considering the relevant long-term and short-term funding needs of the Company. The interest rate charged on the related party debt was 0.4% - 2.1% for the nine months ended September 30, 2016 and 2015. The Company incurred borrowing costs for related party cost pool and short-term funding arrangements with the Parent of $0.7 million and $0.4 million for the nine months ended September 30, 2016 and 2015, respectively, recorded in Interest expense, net on the Interim Consolidated Statements of Operations and Comprehensive Loss.

Parent Guarantees

The Parent guarantees certain of the Company’s performance to third parties including letters of credit and leases used in the normal course of business.

Letters of Credit

On December 13, 2004 the Company entered in to a letter of credit facility with a bank for $30.0 million. On December 14, 2011, the Company increased the letter of credit to $40.0 million. The letter of credit acts as a performance bond, with a vendor being the beneficiary, if the Company defaults on its obligations. The Parent has guaranteed the full amount of the facility on behalf of the Company. In exchange for the guarantee, the Company is charged an annual fee of 0.2% by the Parent. The facility is subject to a review by the bank for renewal on a semi-annual basis. Letters of credit outstanding were approximately $12.1 million, $16.3 million and $15.8 million at September 30, 2016, December 31, 2015 and September 30, 2015, respectively.

Since 2010, the Company had a letter of credit facility outstanding with another bank of $15.0 million. The Company uses the facility to issue standby letters of credit for certain guarantees to landlords, with the landlords being the beneficiary, if the Company defaults on their lease obligations. The Parent has guaranteed the full amount of the facility on behalf of the Company. In exchange for the guarantee, the Company is charged a fee of 0.2% by the Parent. The letter of credit is automatically extended by the bank on an annual basis until October 31, 2020. Letters of credit outstanding were approximately $1.8 million at September 30, 2016, December 31, 2015 and September 30, 2015.

Leases

The Parent guarantees payment to landlords on behalf of the Company for certain leases. In exchange for the guarantee, the Company is charged an annual interest rate of 0.3% by the Parent.

The fees charged for the Parent’s guarantees were $0.1 million in each of the nine months ended September 30, 2016 and 2015, respectively, recorded in Interest expense, net in the Interim Consolidated Statements of Operations and Comprehensive Loss.

Contributions from Parent and Affiliates

The remainder of the net transfer with the Parent that are not expected to be settled, are reflected in Stockholder’s Equity within Additional Paid-in Capital on the Interim Consolidated Balance Sheets and Consolidated Statement of Stockholder’s Equity and are classified as non-cash operating activities within the Interim Consolidated Statements of Cash Flows.

10

Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

The following is a summary of the distributions and contributions to/from the Parent and affiliates included in Additional Paid-in Capital:

(U.S. dollars in thousands)	September 30, 2016	September 30, 2015
Corporate expense allocations (1)	$(576)	$410
Income and franchise taxes (2)	180	180
Transaction related fees (3)	2,624	-
Contributions from Parent and affiliates	$2,228	$590

(1)	Corporate expense allocations include (distributions) contributions to/from the Parent and affiliates related to employee compensation costs and shared service support including human resources, accounting and tax, legal and brand strategy.
(2)	Certain income and franchise taxes related to separate tax expense recorded by the Company were paid by the Parent and affiliates on the Company’s behalf.
(3)	Certain transaction related fees including audit and professional consulting fees recorded by the Company were paid by the Parent and affiliates on the Company’s behalf.

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of:

(U.S. dollars in thousands)	September 30, 2016	December 31, 2015	September 30, 2015
Restructuring (see Note 8)	$9,314	$15,228	$15,940
Employee Compensation	5,878	7,039	7,291
Deferred Revenue	2,000	943	1,623
Other	791	4,487	2,075
Accrued expenses and other current liabilities	$17,983	$27,697	$26,929

8.	Restructuring

During the second quarter of 2015, the Company announced it would discontinue its DKNY Jeans and Donna Karan Collection as separate brands as part of a restructuring plan (the “Restructuring Plan”) to better align its brand strategy. This plan included the consolidation and streamlining of the Company’s processes and a reduction in its global workforce and other expenses. As part of the Restructuring Plan, the Company decided to close certain stores (including the Company’s flagship store in New York) which were vacated during the nine months ended September 30, 2016.

These actions resulted in restructuring charges related primarily to cash-based severance costs of $2.0 million and $30.0 million in the nine months ended September 30, 2016 and 2015, respectively, and expenses related to store closings of $9.7 million and $0.6 million for the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, the Company had a balance of approximately $16.1 million in accrued expenses, of which $9.3 million is presented within Accrued expenses and other liabilities and is expected to be paid within the next 12 months. As of September 30, 2016, $6.8 million in accrued expenses are expected to be paid between 2017 through 2022 and is presented in Other non-current liabilities within the Interim Consolidated Balance sheets.

All amounts related to the Restructuring Plan were recorded in Restructuring charges in the Interim Consolidated Statements of Operations and Comprehensive Loss.

The following is a summary of the restructuring charges the Company recorded:

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

(U.S. dollars in thousands)	Asset Impairment	Severance	Lease Costs	Other Exit Costs	Total
Restructuring charge for the nine months ended September 30, 2015	$4,121	$30,032	$555	$1,178	$35,886
Paid or Utilized	(4,121)	(6,820)	-	(750)	(11,691)
Liability as of September 30, 2015	$-	$23,212	$555	$428	$24,195

Restructuring charge for the twelve months ended December 31, 2015	$4,121	$34,353	$555	$1,178	$40,207
Paid or Utilized	(4,121)	(11,930)	-	(1,046)	(17,097)
Liability as of December 31, 2015	$-	$22,423	$555	$132	$23,110
Restructuring charge for the nine months ended September 30, 2016	$-	$1,978	$9,711	$1,050	$12,739
Paid, received or utilized	-	(14,303)	(4,486)	(977)	(19,766)
Liability as of September 30, 2016	$-	$10,098	$5,780	$205	$16,083

9.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The fair value accounting guidance outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures, and prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Financial assets and (liabilities) measured at fair value are set forth in the table below:

	September 30, 2016			December 31, 2015			September 30, 2015
(U.S. dollars in thousands)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Derivative foreign currency contracts		$133			$2,001			$876
Total derivative assets		$133			$2,001			$876

Liabilities
Derivative foreign currency contracts		$(302)			$(379)			$(234)
Total derivative liabilities		$(302)			$(379)			$(234)

Fair values of the financial assets listed above are determined using inputs that use as their basis readily observable market data that are actively quoted and are validated through external sources, including third-party pricing services and brokers. The foreign currency forward contracts represent gains and losses on derivative contracts, which is the net difference between the U.S. dollar value to be received or paid at the contracts’ settlement date and

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

the foreign currency to be sold or purchased at the current forward exchange rate. The fair value of the Company’s foreign exchange contracts was determined using the market approach and Level 2 inputs.

The Company’s derivatives are not designated as hedging instruments. As of September 30, 2016, December 31, 2015 and September 30, 2015 the aggregate notional value of the Company's outstanding derivative foreign currency contracts were $24.0 million, $65.4 million, and $44.8 million, respectively, which was comprised of Canadian Dollar/U.S. Dollar, and Euro/U.S. Dollar currency pairs with contract maturities ranging from one to twelve months. The Company records its gains and losses on derivatives not designated as hedging within Net revenue within the Interim Consolidated Statements of Operations and Comprehensive Loss.

The amount of gains (losses) disclosed within Net revenue in the Interim Consolidated Statement of Operations and Comprehensive Loss are as follows:

	Amount of Gain (Loss) Recognized on Derivatives for the Nine Months Ended September 30,
(U.S. dollars in thousands)	2016	2015
Derivatives Not Designated as Hedging Instruments
Foreign exchange contracts	$(1,433)	$(1,922)

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill, other intangible assets and property and equipment are only recorded at fair value if an impairment charge is recognized.

The Company did not record an impairment charge during the nine months ended September 30, 2016 and 2015.

10.	Income Taxes

The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, a cumulative adjustment is made in that quarter.

During the nine months ended September 30, 2016, the Company recognized income tax expense of $1.2 million on loss of $63.0 million, an effective tax rate of (2.0)% as compared to income tax expense of $9.3 million on loss of $50.4 million, an effective tax rate of (18.5%), for the nine months ended September 30, 2015.

The difference in the effective tax rate versus the statutory rate for the nine months ended September 30, 2016 was primarily due to changes in uncertain tax provision reserves, the benefit of net operating losses and foreign tax credits offset by the change in valuation allowance, and permanent differences. The Company has unrecognized tax benefits of $5.5 million and $5.6 million at September 30, 2016 and 2015, respectively, which includes accrued interest of $0.1 million and $0.1 million, respectively. Between September 30, 2015 and December 31, 2015, there was a net decrease in unrecognized tax benefits of $0.2 million, which included a settlement of $0.4 million. The unrecognized benefits pertain to foreign and U.S. state level tax positions.

11.	Common and Preferred Stock

Common Stock

As of September 30, 2016, December 31, 2015 and September 30, 2015, the Company’s capital stock consists of 6,000 shares issued and outstanding at a par value of $0.01. Each share of common stock entitles the holder to one

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

vote. All shares of capital stock of the Company will be junior in rank to the preferred stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The common stock holders will be entitled to receive dividends if and when declared by the Company's Board of Directors.

Preferred Stock

As of September 30, 2016, December 31, 2015 and September 30, 2015, the Company’s preferred stock consists of 1,000 shares issued and outstanding at a par value of $0.01. The preferred stock is non-voting and non-convertible with cumulative dividends equal to a rate of $15.0 thousand per share per year. The preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the preferred stock will rank senior to the common stock with respect to the payment of distributions.

The Company has not declared or paid dividends on preferred stock since December 31, 2005. The Company has no accrued dividends at September 30, 2016, December 31, 2015 and September 30, 2015.

12.	Commitments and Contingencies

Legal Proceedings

In addition to the legal matters described below, the Company is involved from time to time in routine legal matters and litigation incidental to its business. Although the outcome of any such matters and litigation cannot be determined with certainty, management is of the opinion that the final outcome of these matters and litigation will not have a material effect on the Company's Interim Consolidated Balance Sheets and Interim Consolidated Statements of Operations and Comprehensive Loss.

Intern Class Action

On August 28, 2013, a former intern with The Donna Karan Company LLC filed a claim in New York State Supreme Court against Donna Karan Studio LLC and Donna Karan International Inc. (The Donna Karan Company Store LLC and The Donna Karan Company LLC have since been correctly substituted), asserting claims under New York State law on the former intern’s own behalf and on behalf of a putative class of individuals who held internships from August 28, 2007 to the present, that the interns were misclassified and should have been paid as “employees” in accordance with New York State wage and hour laws. The complaint sought class-wide damages including, among other things, unpaid wages, liquidated damages, interest and attorneys’ fees.

In August 2016, the parties executed a settlement agreement and a motion has been filed in court seeking preliminary approval of the settlement, which contemplates payments to former interns on a claims-made basis, payment of fees to the named plaintiff’s attorneys, a service payment to the named plaintiff and a payment to a claims administrator that will manage the settlement for an amount up to $0.6 million. The motion for preliminary approval has not yet been scheduled.

Italian Case

In 2003, a suit was brought against The Donna Karan Company LLC in the Civil Tribunal of Florence, Italy. The suit involves a dispute arising from the termination of an agreement with a former buying agent. The former buying agent requests damages for alleged (i) improper notice of termination; (ii) indemnity payment for termination of an agency agreement, (iii) unpaid commissions for orders placed in breach of the agreement; and (iv) other unspecified damages. The Company counterclaimed for damages for alleged breaches of the agreement.

In March 2013, the plaintiff brought the action in the Civil Tribunal Court of Florence.  In February 2014, the Court dismissed the case for lack of jurisdiction on the basis that the disputed contract is not an agency agreement and, as a result, the Italian provision on agency which allegedly excludes the arbitrarily of agency disputes does not apply. In September 2014, the plaintiff challenged the decision of the first instance Court of Florence. By decision in April

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Donna Karan International Inc.

Notes to Consolidated Financial Statements

Nine Months ended September 30, 2016 and 2015 (Unaudited)

2015, the Court of Appeal of Florence declared that the plaintiff’s appeal was not admissible and confirmed the first instance decision.

In June 8, 2015, the former buying agent challenged both the decisions of the first instance court and of the Court of Appeal of Florence before the Supreme Court of Cassation of Italy, asking the court to ascertain that the arbitral clause included in the disputed contract is not valid and effective and to establish that its claim falls within the jurisdiction of Italian Courts. The Supreme Court of Cassation of Italy held the hearing for discussion on October 25, 2016. A decision from this hearing is pending.

For the matters disclosed above, in view of the inherent difficulty of predicting the outcome of litigation, claims and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be.

Purchase Order Commitments

As of September 30, 2016, the Company had $24.9 million of open inventory purchase order commitments. The terms of these purchase order commitments are less than one year in duration.

13.	Subsequent Events

The consolidated financial statements of the Company are derived from the financial statements of the Parent, which issued its annual financial statements for the year ended December 31, 2015 on February 12, 2016. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 12, 2016. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these consolidated financial statements, November 22, 2016, for purposes of disclosure of unrecognized subsequent events.

On July 25, 2016, G-III announced their intention to acquire all of the outstanding capital stock of the Company pursuant to a Stock Purchase Agreement dated July 22, 2016 between G-III and the Parent. The closing is subject to certain closing conditions. On November 11, 2016, G-III notified the Parent of the intent to elect under section 338 (h) (10) of the Internal Revenue Code which effectively changed the treatment of G-III's acquisition of the Company from a stock transaction to an asset transaction for tax purposes.

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